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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   3)*


                                   OPTi, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                                    Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   683960 10 8
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
  CUSIP NO. 683960 10 8                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      David Lin

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            625,001

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             625,001

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      625,001

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.94%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  Schedule 13G
                   Under the Securities Exchange Act of 1934


Fee enclosed [_] or Amendment No. 3

Item 1(a) Name of Issuer:
          OPTi, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
          888 Tasman Drive
          Milpitas, CA 95035

Item 2(a) Name of Person(s) Filing and (b) Address of Principal Business
          Office.
          David Lin
          888 Tasman Drive
          Milpitas, CA 95035


Item 2(c) Citizenship:   United States of America

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  683960 10 8

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person is a: N/A

          (a)  [_]  Broker or Dealer registered under Section 15 of the Act

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act

          (c)  [_]  Insurance Company as defined in section 3(a)(19) of the Act

          (d) [_] Investment Company registered under section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

          (g)  [_]  Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4    Ownership

          (a) Amount Beneficially Owned:   625,001

          (b) Percent of Class:   4.94%

          (c) Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote   625,001

              (ii)   shared power to vote or to direct the vote  0

              (iii)  sole power to dispose or to direct the disposition
                     of   625,001

              (iv)   shared power to dispose or to direct the disposition
                     of   0

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]
                                                                   -

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
          N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          N/A

Item 8    Identification and Classification of Members of the Group:
          N/A

Item 9    Notice of Dissolution of Group:
          N/A

Item 10   Certification N/A

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997

                                         /s/ David Lin
                                        ____________________
                                        David Lin